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                                                                    Exhibit (21)


                        SUBSIDIARIES OF THE REGISTRANT


The following subsidiary is incorporated in the State of Illinois and does business under its own name.


                             OAK BROOK BANK (100%)


The following subsidiary is a statutory trust created under the Connecticut Statutory Trust Act.


                         FOBB STATUTORY TRUST I (100%)